EXECUTION VERSION

SALE OF ACCOUNTS AND SECURITY AGREEMENT

Dated as of October 9, 2015

Quest Marketing Inc., an Oregon corporation, with its principal offices and domicile at 2580 Anthem Village Drive, Henderson, NV 89052 (“Quest Marketing”) and Bar Code Specialties, Inc., a California corporation, with its principal offices and domicile at 12272 Monarch Street, Garden Grove, CA 92841 (“Bar Code Specialties”, and together with Quest Marketing, individually and collectively, as the context requires, “Seller”) and Faunus Group International, Inc., a Delaware corporation (“FGI”), hereby agree, intending to be legally bound, to the terms and conditions set forth in this Sale of Accounts and Security Agreement (“Agreement”).

Section 1.1 Definitions. For the purposes of this Agreement and unless defined otherwise herein, all terms used shall have the meanings assigned to them in this Section 1.1:

“Acceptable Account” means all Accounts of Seller that have been billed and invoiced to the applicable Account Debtor meeting all of the following specifications: (i) the Account is lawfully and exclusively owned by Seller and subject to no lien (other than liens granted under this Agreement) and Seller has the right of assignment thereof and the power to grant a security interest therein; (ii) the Account is valid and enforceable representing the undisputed indebtedness of an Account Debtor not more than 90 days past the original invoice date and does not represent a rebilling; (iii) not more than 50% of the aggregate balance of all Accounts owing from an Account Debtor obligated on the Account are outstanding more than 90 days past their original invoice dates; (iv) the amount of the Account, when aggregated with all other Accounts of such Account Debtor, is less than 25% of the face value of all Accounts of Seller then outstanding; (v) the Account is not subject to any defense, set-off, or counterclaim, deduction, discount, credit, chargeback, freight claim, allowance or adjustment of any kind; (vi) the Account is net of any portion thereof attributable to the sale of goods that have been returned, rejected, lost or damaged; (vii) if the Account arises from the sale of goods by Seller, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreement, and such goods have been shipped to the Account Debtor or its designee; (viii) if the Account arises from the performance of services, such services have actually been performed; (ix) the Account arose in the ordinary course of Seller’s business; (x) no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution, or insolvency of the Account Debtor has been received by FGI or Seller; (xi) the Account is an Account for which FGI believes that the validity, enforceability or collection of the Account is not invalid or otherwise impaired; (xii) the Account Debtor is not a subsidiary or Affiliate of Seller; (xiii) the sale does not represent a sale pursuant to a government contract unless Seller has complied, for the benefit of FGI, with the Assignment of Claims Act; (xiv) the Account is not an Account of an Account Debtor having its principal place of business or executive office outside the United States, unless the payment of such Account is guaranteed by an irrevocable letter of credit satisfactory to FGI or by credit insurance satisfactory to FGI or is otherwise acceptable to FGI in its sole discretion; (xv) the Account is not an Account on which the Account Debtor is obligated to Seller under any Instrument; (xvi) the transaction which gave rise to the Account complies in all respects with all applicable laws, rules and regulations of any governmental authority; and (xvii) the Account meets such other reasonable specifications and requirements which may from time to time be established by FGI. Acceptable Accounts shall not include that portion of an Account representing interest or finance charges for past due balances or debit memos.

“Account” has the definition contained in the UCC and which shall include any and all claims and rights to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of or (ii) for services rendered or to be rendered.

“Account Debtor” has the definition contained in the UCC and which includes any Person who is obligated on an Account, Chattel Paper or General Intangible.

“Advance” means an amount advanced by FGI to the Seller pursuant to Section 3(d).

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 30% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Agreement, including the Exhibits and any Schedules hereto, and all amendments, modifications and supplements hereto and thereto and restatements hereof and thereof.

“Applicable Interest Rate” means the greater of (i) 5.50% per annum and (ii) 2.25% per annum above the prime rate which shall be an annual rate, for any day, equal to (x) the prime rate for U.S. banks as published in the “Money Rates” section of The Wall Street Journal, Interactive Edition or any successor edition or publication as selected by FGI or (y) if The Wall Street Journal, ceases to publish a prime rate, the average of the prime rates announced by the three largest U.S. money center commercial banks as determined by FGI (the “Prime Rate”).

“Application” means each application made by Seller in connection with this Agreement.

“Avoidance Claim” means any claim that any payment received by FGI from or for the account of an Account Debtor is avoidable or subject to challenge under the Bankruptcy Code, any other debtor relief statute, whether domestic or foreign, or any law, statute or legislation referred to in the definition herein of “Insolvency Proceeding”.

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Canadian SASA” means that certain Sale of Accounts and Security Agreement dated as of December 31, 2014, by and among Viascan Inc., a Canadian corporation, Q.Data Inc., a Canadian corporation and FGI.

“Chattel Paper” has the definition contained in the UCC and which includes any and all record or records instruments or similar documents that evidence both a monetary obligation and a security interest or lien in specific goods, a security interest or lien in specific goods and software used in the goods, a security interest or lien in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods.

“Closing Date” means the date of this Agreement.

“Collateral” means and includes all of the Seller’s right, title and interest in and to all of the Seller’s personal (movable) property, incorporeal and corporeal, wherever located and whether now or hereafter existing or now owned or hereafter acquired or arising, including the following: (a) all Accounts, (b) all Chattel Paper, (c) all Commercial Tort Claims, (d) all Deposit Accounts, (e) all Documents, (f) all Equipment, (g) all General Intangibles, (h) all Goods (including all files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof), (i) all Instruments, (j) all Inventory, (k) all Investment Property, (l) all letters of credit and Letter-of-Credit Rights, (m) all Supporting Obligations and (n) all cash and non-cash proceeds of the foregoing, including insurance proceeds.

“Commercial Tort Claim” has the definition contained in the UCC and which shall include any claim or rights of action against third Persons.

“Credit Parties” means, collectively, the Seller, Guarantors, and all other Affiliates of the Seller and Guarantors from time to time, and “Credit Party” means any one of them.

“Date of Collection” means the date the funds, resulting from a check, draft or other item representing payment on an invoice deposited in the Seller’s account subject to a satisfactory blocked account agreement entered into between the Seller, FGI and the account bank, have been transferred to FGI plus three (3) business days.

“Default” means any of the events or circumstances specified in Section 10 of this Agreement that, with the passage of time or giving of notice or both, would constitute an Event of Default.

“Deficiency Assessment” means charges as set forth in Section 3(h) of this Agreement applied to the difference between the minimum monthly net funds employed and the net funds employed for the month and shall be chargeable to the Reserve Account, or at FGI’s option, payable by Seller on FGI’s demand.

“Deposit Account” has the definition contained in the UCC and which includes any demand, time, savings, passbook or like account maintained with a bank, trust company, savings and loan association, credit union, other financial institution or like organization, other than an account evidenced by a certificate of deposit.

“Dispute” means any claim, whether or not provable or bona fide, and whether with or without support, made by an Account Debtor as a basis for refusing to pay a Purchased Account, either in whole or in part, including, but not limited to, any contract dispute, charge back, credit, compensation, right to return Goods, or other matter which diminishes or may diminish the dollar amount or timely collection of such Account.

“Document” means a document of title or a receipt of the type described in UCC 7-201(2) and which includes all present and future documents of title and any and all warehouse receipts, bills of lading, shipping documents, and similar documents, all whether negotiable or not and all goods relating thereto and all cash and non-cash proceeds of the foregoing.

“Equipment” has the definition contained in the UCC and which shall include all equipment now owned or hereafter acquired or leased by any Person, wherever located and, in any event, including all such Person’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of immovable (real) property, additions and accessions thereto, replacements therefore, all parts therefore, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Event of Default” means any of the events or circumstances specified as Events of Defaults in Section 10 of this Agreement.

“Executive Order No. 13224” the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Extended Term” means a one year extension of the term of this Agreement effected in accordance with Section 13.

“Facility Amount” means $15,000,000.

“FGI’s Security” has the meaning assigned thereto in Section 6.

“Financing Statement” means a financing statement, financing change statement, continuation statement, registration form, or similar statement, instrument or document, or any amendment or renewal thereof, that is filed, registered or recorded under the PPSA of any province or territory, or under the Uniform Commercial Code of any state or any other jurisdiction.

“Foreign Currency” has the meaning assigned thereto in Section 26(a).

“Foreign Exchange Loss” has the meaning assigned thereto in Section 26(b).

“GAAP” means generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Seller furnished to FGI and described herein.

“General Intangible” has the definition contained in the UCC and which shall include any and all incorporeal movable property.

“Goods” has the definition contained in the UCC and which shall include any and all corporeal movable property.

“Guarantors” means, collectively, Quest Solution, Inc., a Delaware corporation, Viascan Group Inc., a Canadian corporation, Quest Exchange Ltd., a Canadian corporation, Q.Data Inc., a Canadian corporation, Étiquettes Uno Inc., a Canadian corporation, and all other Affiliates of the Seller and Viascan Group Inc. from time to time, and “Guarantor” means any one of them.

“Guaranty Agreements” means those certain guaranty agreements to be executed by each Guarantor in favor of FGI, in form and substance satisfactory to FGI, on or prior to the Closing Date.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, including, without limitation, any proceeding seeking to adjudicate a Person an insolvent, seeking a receiving order against it under the Bankruptcy and Insolvency Act (Canada), or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief or composition of such Person or its debts or a stay of proceedings of such Person’s creditors generally (or any class of creditors) or any other relief, under any federal, state, foreign or other law, now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy Code and the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any similar legislation in any jurisdiction) or at common law or in equity.

“Instrument” has the definition contained in the UCC and which includes a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

“Inventory” has the definition contained in the UCC and which shall include any and all present and future inventory, including all additions, substitutions and replacements thereof, wherever located, together with all Goods and materials (in each case excluding Equipment) used or usable in manufacturing, processing, reprocessing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods and all intellectual property pertaining to and to the extent necessary for the collection, realization, processing, sale or recovery in respect of any of the foregoing, and proceeds thereof of whatever sort together with any unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit relating to any of the foregoing or arising therefrom) to reclaim or repossess Goods. The Inventory held by third parties pursuant to a lease agreement, a leasing contract, a franchise or licence agreement, or any other agreement entered into with Seller or on its behalf, is also included as Collateral. Property having formed part of the Inventory which has been alienated by Seller in favour of a third Person but in respect of which Seller has retained title pursuant to a reservation of ownership provision, shall remain included as Collateral until title is transferred.

“Investment Property” has the definition contained in the UCC and which shall include any and all securities, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account.

“Letter-of-Credit Right” has the definition contained in the UCC and which shall include a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance (excluding the right of a beneficiary to demand payment or performance under a letter of credit).

“Limited Credit Party” means each of The Lem Family Trust, Jeff Lem, The 2010 Lem Family, Kurdi Trust, 3587967 Canada Inc., Danis Kurdi, Gilles Gaudreault, L2G Consulting Services Inc. and Defreitas Trust and their respective successors and assigns.

“Misdirected Payment Fee” means 15% of the amount of any payment on account of a Purchased Account or, after the occurrence and during the continuance of a Default, any other Account, which has been received by Seller and not delivered in kind to FGI on the third business day following the date of receipt by Seller.

“Net Invoice Amount” means the invoice amount of a Purchased Account, less returns (whenever made), all selling discounts (at FGI’s sole option, calculated on shortest terms), and credit or deductions of any kind allowed or granted to or taken by the Account Debtor at any time.

“Obligations” means all present and future obligations owing by Seller to FGI whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any Insolvency Proceeding relating to Seller, and specifically including, but not limited to, (i) interest accruing after the commencement of any such Insolvency Proceeding (whether or not a claim for such post-commencement interest is allowed), (ii) the payment of all amounts advanced by FGI or any other subsidiary or Affiliate of FGI to preserve, protect and enforce rights hereunder and in the Collateral and all expenses incurred by FGI or any other subsidiary or Affiliate of FGI and (iii) any obligations arising pursuant to letters of credit, acceptance transactions or any other financial accommodations.

“Original Term” means the initial three year term of this Agreement as reflected in Section 13.

“Person” means an individual, corporation, partnership, limited liability company, unlimited liability company, association, trust, joint venture, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“PPSA” means, in respect of each province or territory in Canada (other than Quebec), the Personal Property Security Act as from time to time in effect in such province or territory, and, in respect of Quebec, the Civil Code of Quebec as from time to time in effect in such province.

“Prime Rate” has the meaning assigned thereto in the definition herein of “Applicable Interest Rate”.

“Purchase Price” has the meaning assigned thereto in Section 3.

“Purchased Account(s)” means an Account which FGI purchases pursuant to this Agreement.

“Rate of Exchange” has the meaning assigned thereto in Section 25.

“Related Rights” means, with respect to an Account, all rights (but not obligations) of Seller with respect thereto, including all right, title and interest of Seller in, to, under and with respect to (i) all contract rights, guarantees, letters of credit, liens, security interests, liens, instruments, chattel paper and other documents, rights or interests arising out of or evidencing such Account, (ii) all insurance and other agreements and arrangements of whatever character from time to time supporting or securing payment of such Account, (iii) all Goods the sale of which gave rise to such Account, including Seller’s rights and remedies with respect thereto under any present or future personal property security legislation, the Civil Code of Quebec, or under any other applicable law, and all rights of stoppage in transit, replevin, reclamation, rescission and repossession and (iv) all cash and non-cash proceeds of any of the foregoing, including insurance proceeds.

“Required Reserve Amount” means the amount determined by FGI from time to time in accordance with Section 3(c) to be the Required Reserve Amount and, until so determined, means an amount equal to the Reserve Percentage multiplied by the unpaid balance of all Purchased Accounts.

“Reserve Account” means (a) a bookkeeping account on the books of FGI and/or (b) an account of FGI in which FGI deposits funds from time to time as contemplated by this Agreement.

“Reserve Percentage” means the percentage determined by FGI from time to time in accordance with Section 3(c) to be the Reserve Percentage and, until so determined, means 15%.

“Reserve Shortfall” means the amount by which the balance in the Reserve Account is less than the Required Reserve Amount, provided that, if the Reserve Account has a negative balance, the Reserve Shortfall shall be the sum of such balance and the Required Reserve Amount.

“Schedule of Accounts” means a schedule of Accounts in the form attached hereto as Schedule 1 or in such other form as required by FGI or otherwise acceptable to FGI (including in an excel spreadsheet format acceptable to FGI) wherein Seller lists Accounts that Seller offers to sell to FGI.

“Supporting Obligation” has the definition contained in the UCC and which shall include a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an instrument or Investment Property.

“Term” means the term of this Agreement, as determined in accordance Section 13.

“Termination Fee” means a fee payable to FGI pursuant to Section 13 in the event Seller terminates this Agreement prior to maturity of the Original Term or of an Extended Term.

“Transaction Documents” means, collectively, the Guaranty Agreements, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“U.S. Dollars” or “$” means the lawful currency of the United States of America.

Section 1.2 Other Referential Provisions.

(a) Except as otherwise expressly provided herein, all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP.

(b) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(d) Titles of Articles and Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, sub clauses, Schedules or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause or sub clause of, or Schedule or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other divisions or subdivisions of, or to schedules or exhibits to, another document or instrument.

(e) Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set out herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, replaced or re-enacted from time to time and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

(f) When used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(g) Except as otherwise expressly provided in this Agreement, all dollar amounts referred to herein are stated in the lawful currency of the United States of America. In addition, all calculations hereunder in respect of any amount that is denominated in a Foreign Currency (such as the amount of an Account) shall for all purposes hereof be made in respect of the U.S. Dollar equivalent of such amount determined by converting such amount that is denominated in a Foreign Currency to U.S. Dollars using the rate of exchange at which FGI is able, on the date of determination, to purchase U.S. Dollars with such Foreign Currency in accordance with its normal practice at its office in New York, New York.

(h) For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a governmental authority exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “tangible property” shall include “corporeal property”, (c) “intangible property” shall include “incorporeal property”, (d) all references to “perfection” of or “perfected” liens shall include a reference to an “opposable” or “set up” lien as against third parties, (e) an “agent” shall include a “mandatary”, (f) “joint and several” shall include “solidary”; (g) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (h) “beneficial ownership” or “beneficial interest” shall include “ownership or interest on behalf of another as mandatary”; and (i) “priority” shall include “prior claim”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

Section 1.3 Exhibits and Schedules. All Exhibits and Schedules attached hereto are by reference made a part hereof.

Section 2. Purchase & Sale of Accounts.

(a) Seller hereby offers to sell, assign, transfer, convey and deliver to FGI, as absolute owner, in accordance with the procedure detailed herein, the universality of Seller’s right, title and interest in and to all present and future Seller’s Accounts and their Related Rights; provided that the parties acknowledge their intention that, without affecting the validity of any sale, assignment, transfer, conveyance or delivery of any Purchased Account, the aggregate outstanding amount of Purchased Accounts Advanced on FGI’s books will not at any time exceed the Facility Amount.

(b) All Accounts shall be submitted to FGI on a Schedule of Accounts listing each Account separately. The Schedule of Accounts shall, at the request of FGI, be signed by a person acting or purporting to act on behalf of Seller. At the time a Schedule of Accounts is presented, Seller shall also deliver to FGI one copy of the invoice and one copy, as applicable, of the sales contract or purchase order, in each case for each Account of $5,000.00 or more listed on the Schedule of Accounts together with evidence of shipment, furnishing and/or delivery of the applicable Goods or rendition of the applicable service(s); provided, however, that copies of the invoices, sales contracts and purchase orders shall be delivered to FGI for all Accounts irrespective of their amounts (i) if the aggregate of Accounts of less than $5,000.00 for the past twelve months represents more than 25% of the aggregate amount of all Accounts for those past twelve months, or (ii) following an Event of Default so long as it is not cured or waived.

(c) Any and all Purchased Accounts shall be purchased by FGI with full recourse to Seller, and Seller agrees to pay to FGI on demand the unpaid amount of each Purchased Account specified by FGI. Seller agrees that any payments or credits applying to any Account owing by an Account Debtor will be applied: first, to any Purchased Account of such Account Debtor; and, second, to any other Accounts of such Account Debtor. This order of payment applies regardless of the respective dates the sales occurred and regardless of any notations on payment items.

(d) FGI reserves the right, in its sole and absolute discretion, to obtain credit insurance in its name, at Seller’s sole cost and expense, with respect to each specific Purchased Account (in each case with such insurance companies, in such amounts and with such coverage as determined by FGI in its sole and absolute discretion) with the proceeds of such insurance being the sole and exclusive property of FGI. Payments on such credit insurance received by FGI with respect to such Purchased Account shall either be applied to the Seller’s repurchase obligations with respect to such Purchased Account or otherwise applied to the Reserve Account. Seller agrees to provide prompt written notice to FGI in the event that a Purchased Account would be subject to a claim under such credit insurance and Seller agrees to fully cooperate with FGI in connection with each such claim (including, without limitation, providing to FGI and the insurance company documentation and supporting information with respect to the applicable Purchased Account). Seller agrees and acknowledges that (w) FGI has the sole discretion in determining whether to file claims under such credit insurance, (x) FGI is entitled to file claims under such credit insurance without notice to or the consent of Seller, (y) Seller remains fully liable to FGI pursuant to the terms of this Agreement with respect to any Purchased Account notwithstanding the existence of such credit insurance or any claim filed with respect thereto and (z) FGI shall have no liability to Seller under any circumstances in the event that an insurance company rejects any claim filed under such credit insurance.

(e) FGI shall post all Account submitted by Seller to and accepted by it on its receivables processing system and shall mark such Account as having been “activated”. Notwithstanding the sale, assignment and transfer by Seller to FGI of all present and future Accounts of Seller pursuant to this Section 2, FGI shall not have any obligation to Seller to pay for or advance against any such Account except to the extent that such Account are posted on FGI’s receivables processing system. Seller may, and at FGI’s request from time to time with respect to any Purchased Account specified by FGI will, deliver to FGI a specific assignment of an Account submitted by Seller to it (including a Purchased Account) in a form specified by FGI. The delivery by or on behalf of Seller to FGI of any assignment of an Account shall not be necessary to effect a sale, assignment, transfer, conveyance and delivery of any Account and its Related Rights.

(f) FGI shall have the right to charge back to Seller’s Reserve Account the amount of such Purchased Accounts at any time and from time to time either before or after their maturity. Seller agrees to pay FGI upon demand the full amount thereof, together with all expenses incurred by FGI up to the date of such payment, including reasonable attorney’s fees in attempting to collect or enforce such payment or payment of such Account(s).

(g) Notwithstanding any other provision of this Agreement, of any Schedule of Accounts or of any assignment that Seller may deliver or cause to be delivered to FGI, FGI will at no time purchase, and Seller will not sell, assign, transfer, convey or deliver to FGI, that portion of any Account that represents an obligation to pay taxes.

(h) The sale, assignment and transfer of any Purchased Accounts and Related Rights to FGI pursuant to this Agreement shall not constitute or result in the assumption by FGI of any obligation of Seller or any other Person in connection with the Purchased Accounts or Related Rights, or under any agreement, instrument or other document relating thereto.

(i) This Agreement shall not become effective until the date on which each of the following conditions precedent are satisfied:

(i)	FGI shall have received this Agreement and each of the other Transaction Documents all properly executed;

(ii)	FGI shall have received Financing Statements and each of the other documents to be executed and/or delivered by Seller or any other Person pursuant to this Agreement;

(iii)	FGI shall have received payment by Seller of all fees which are due and payable on the Closing Date and expenses;

(iv)	FGI shall have received searches and certificates required under this Agreement;

(v)	FGI shall have received the Guaranty Agreements, in form and substance satisfactory to FGI, duly executed by the Guarantors;

(vi)	FGI shall have received security, in the form of a lien and general security interest, in form and substance satisfactory to FGI, duly executed by each of the Credit Parties and, where appropriate, registered and rendered opposable to third parties to preserve, protect, publish or perfect the security created thereunder;

(vii)	FGI shall have received from each of the Credit Parties an officer’s certificate (i) attaching a certified copy of its organizational documents, (ii) attaching a certified copy of all authorizing resolutions in connection with the documents to which it is party, (iii) attaching an incumbency certificate with respect to its officers and directors executing the documents and (iv) confirming that all representations and warranties in the documents to which it is a party shall be true and correct in all material respects on and as of such date; and

(viii)	FGI shall have received evidence that the blocked account with Wells Fargo Bank is opened and a blocked account agreement, in form and substance satisfactory to FGI, with such account bank has been entered into.

Section 3. Purchase Price and Fees.

(a) The purchase price for each Purchased Account posted on FGI’s receivables processing system and the Related Rights thereto shall equal the Net Invoice Amount of such Purchased Account less (i) any portion thereof that represents an obligation to pay any applicable taxes and (ii) FGI’s fees, as determined in accordance with Section 3(g). No discount, credit, compensation, allowance or deduction with respect to any Purchased Account, unless shown on the face of the invoice delivered to FGI prior to FGI’s purchase of such Account, shall be granted or approved by Seller to any Account Debtor without FGI’s prior written consent which consent shall not be unreasonably withheld.

(b) The Purchase Price for a Purchased Account posted on FGI’s receivables processing system and the Related Rights thereto less (i) any Required Reserve Amount or credit balance that FGI, in FGI’s reasonable discretion, determines to hold, (ii) the outstanding balance of all Advances in respect of such Account and of any other moneys remitted, paid, or otherwise advanced by FGI to or on behalf of Seller (including any amounts which FGI reasonably determines that FGI may be obligated to pay in the future), and (iii) any charge, fee, and other amount that Seller is required to pay to FGI pursuant to this Agreement, shall be payable by FGI to Seller on the Date of Collection of such Account.

(c) FGI shall be entitled, in its sole and absolute discretion, to withhold the Required Reserve Amount in an amount determined by FGI in its sole discretion, and may determine, increase or decrease the Required Reserve Amount or Reserve Percentage at any time and from time to time if FGI deems it necessary to do so in order to protect FGI’s interests. In no event shall Seller permit a Reserve Shortfall to occur, and shall pay to FGI the amount thereof on demand. FGI may charge against the Reserve Account any amount for which Seller may be obligated to FGI at any time, whether under the terms of this Agreement, or otherwise, including but not limited to the repayment of any Advance, the amount of any Purchased Account constituting an Acceptable Account, any damages suffered by FGI as a result of Seller’s breach of any representation or warranty herein or of any other provision hereof (whether intentional or unintentional), any adjustments due and any attorneys’ fees, costs and disbursements due. Seller recognizes that the Reserve Account may, in FGI’s sole discretion, represent bookkeeping entries only and not cash funds. It is further agreed that, with respect to the balance in the Reserve Account, FGI is authorized to withhold, without giving prior notice to Seller, any payments and credits otherwise due to Seller under the terms of this Agreement to protect FGI for reasonably anticipated claims or to adequately satisfy reasonably anticipated obligations Seller may owe FGI. Upon the occurrence of an Event of Default, or in the event Seller shall cease selling Accounts to FGI, FGI shall be under no obligation to pay the amount maintained in the Reserve Account until all Purchased Accounts have been collected or FGI has determined, in its sole and absolute discretion, that it will make no further efforts to collect any Purchased Accounts and all sums due FGI hereunder have been paid. Notwithstanding anything set forth herein to the contrary, upon an Event of Default, Seller understands and agrees that the Termination Fee described in Section 13 hereof shall be due and payable by Seller in the event that FGI terminates this Agreement following an Event of Default.

(d) In FGI’s sole and absolute discretion, FGI may from time to time advance to Seller against the Purchase Price of a Purchased Account posted on FGI’s receivables processing system, sums up to 85% of the aggregate Purchase Price thereof outstanding at the time any such Advance is made, less: (i) the amount of any such Purchased Account that is not an Acceptable Account; and (ii) any fees, actual or estimated, that are payable to FGI hereunder. Each Advance shall be payable by Seller to FGI on demand until the Date of Collection of the related Purchased Account and shall bear interest at the Applicable Interest Rate, before and after default and judgement, with interest on overdue interest at the same rate, from the date such Advance is made until the earlier of (i) the date the Advance is repaid in full or (ii) the date FGI would otherwise be obligated hereunder to pay the Purchase Price of the Purchased Account against which such Advance was made.

(e) Interest at the Applicable Interest Rate upon the daily total outstanding balance of each Advance shall be payable by Seller to FGI on the last day of each month and may be charged by FGI to the Reserve Account. Any adjustment in the Applicable Interest Rate, whether downward or upward, will become effective on the day on which the Applicable Interest Rate decreases or increases, as the case may be. If, on any day in a month, the balance in the Reserve Account exceeds the unpaid balance of all Purchased Accounts, then Seller agrees to credit the Reserve Account as of the last day of such month with interest on such excess at an annual rate equal to the greater of 5.50% per annum and 2.25% above the rate of interest designated by FGI as its selected “Prime Rate” or “Base Rate”, as the case may be (which as of the date hereof is based upon the Wall Street Journal, Money Rates Section which is subject to change). All interest and fees payable hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days. Interest shall be payable monthly, in arrears, on the first day of each calendar month, beginning on the first day of the first calendar month after the Closing Date.

(f) Seller shall unconditionally pay and FGI shall be entitled to receive a facility fee in an amount equal to 1.00% of the Facility Amount in immediately available funds. The initial facility fee shall be paid upon signing of this Agreement.

(g) Seller shall unconditionally pay and FGI shall be entitled to receive a non-refundable monthly collateral management fee equal to 0.37% of the total monthly amount of Purchased Accounts; with such fee charged monthly to Seller’s Reserve Account or if funds are not available therein, payable by Seller on demand.

(h) The minimum monthly net funds employed during each contract year hereof shall be no less than $4,000,000; any deficiency will be subject to a Deficiency Assessment.

(i) IT IS THE INTENTION OF THE PARTIES HERETO THAT, AS TO ALL PURCHASED ACCOUNTS, THE TRANSACTIONS CONTEMPLATED HEREBY SHALL CONSTITUTE A TRUE PURCHASE AND SALE OF SUCH ACCOUNTS UNDER § 9-318 OF THE UCC AND AS SUCH, THE SELLER SHALL THEREFORE HAVE NO LEGAL OR EQUITABLE INTEREST IN ANY PURCHASED ACCOUNTS. NEVERTHELESS, IN THE EVENT ALL OR ANY PORTION OF THIS TRANSACTION IS CHARACTERIZED AS A LOAN, THE PARTIES HERETO INTEND TO CONTRACT IN STRICT COMPLIANCE WITH APPLICABLE USURY LAW FROM TIME TO TIME IN EFFECT. IN FURTHERANCE THEREOF SUCH PARTIES STIPULATE AND AGREE THAT NONE OF THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT SHALL EVER BE CONSTRUED TO CREATE A CONTRACT TO PAY, FOR THE USE, FORBEARANCE OR DETENTION OF MONEY, INTEREST USED IN THIS PARAGRAPH AS DEFINED BY ANY APPLICABLE LAW IN EXCESS OF THE MAXIMUM RATE (AS HEREINAFTER DEFINED) FROM TIME TO TIME IN EFFECT. NEITHER SELLER, ANY PRESENT OR FUTURE GUARANTOR NOR ANY OTHER PERSON HEREAFTER BECOMING LIABLE FOR THE PAYMENT OF THE ADVANCES, OR ANY OTHER AMOUNTS PAYABLE HEREUNDER, SHALL EVER BE LIABLE FOR ANY OBLIGATION THAT MAY BE CHARACTERIZED AS UNEARNED INTEREST THEREON, OR SHALL EVER BE REQUIRED TO PAY ANY OBLIGATION THAT MAY BE CHARACTERIZED AS INTEREST THEREON, IN EITHER CASE THAT IS IN EXCESS OF THE MAXIMUM AMOUNT THAT MAY BE LAWFULLY CHARGED UNDER APPLICABLE LAW FROM TIME TO TIME IN EFFECT, AND THE PROVISIONS OF THIS SECTION SHALL CONTROL OVER ALL OTHER PROVISIONS OF THIS AGREEMENT WHICH MAY BE IN CONFLICT THEREWITH. IF ANY INDEBTEDNESS OR OBLIGATION OWED BY SELLER HEREUNDER IS DETERMINED TO BE IN EXCESS OF THE LEGAL MAXIMUM, OR FGI SHALL OTHERWISE COLLECT MONEYS WHICH ARE DETERMINED TO CONSTITUTE INTEREST WHICH WOULD OTHERWISE INCREASE THE INTEREST ON ALL OR ANY PART OF ANY INDEBTEDNESS OR OBLIGATIONS HEREUNDER TO AN AMOUNT IN EXCESS OF THAT PERMITTED TO BE CHARGED BY APPLICABLE LAW THEN IN EFFECT, THEN ALL SUCH SUMS DETERMINED TO CONSTITUTE INTEREST IN EXCESS OF SUCH LEGAL LIMIT SHALL, WITHOUT PENALTY, BE PROMPTLY APPLIED TO REDUCE THE THEN OUTSTANDING INDEBTEDNESS OR OBLIGATIONS OF SELLER HEREUNDER OR, AT FGI’S OPTION, RETURNED TO SELLER OR THE OTHER PAYOR THEREOF UPON SUCH DETERMINATION. IF AT ANY TIME THE RATE AT WHICH INTEREST IS PAYABLE HEREUNDER EXCEEDS THE MAXIMUM RATE, THE AMOUNT OUTSTANDING HEREUNDER SHALL CEASE BEARING INTEREST UNTIL SUCH TIME AS THE TOTAL AMOUNT OF INTEREST ACCRUED HEREUNDER EQUALS (BUT DOES NOT EXCEED) INTEREST CALCULATED AT THE MAXIMUM RATE. AS USED IN THIS SECTION, THE TERM “APPLICABLE LAW” MEANS THE LAWS OF THE STATE OF NEW YORK OR, IF DIFFERENT, THE LAWS OF THE STATE, TERRITORY OR OTHER JURISDICTION IN WHICH SELLER RESIDES, WHICHEVER LAW ALLOWS THE GREATER RATE OF INTEREST, AS SUCH LAWS NOW EXIST OR MAY BE CHANGED OR AMENDED OR COME INTO EFFECT IN THE FUTURE AND THE TERM “MAXIMUM RATE” MEANS THE MAXIMUM NONUSURIOUS RATE OF INTEREST THAT FGI IS PERMITTED UNDER APPLICABLE LAW TO CONTRACT FOR, TAKE, CHARGE OR RECEIVE WITH RESPECT TO THE ADVANCES OR ANY OTHER INDEBTEDNESS OR OBLIGATIONS HEREUNDER.

(j) Upon FGI’s acceptance of each Purchased Account in accordance herewith, FGI shall be the sole owner and holder of such Purchased Account. Seller hereby sells, transfers, conveys and assigns to FGI all of its right, title and interest in and to each Purchased Account effective at the time of acceptance thereof by FGI. Seller agrees to execute and deliver to each Account Debtor obligated under an Account and/or a Purchased Account such written notice of sale of the Purchased Account as FGI may request in the form attached hereto as Schedule 7 or in such form as required by FGI.

(k) FGI shall provide Seller online access via a secured website to information on the Purchased Accounts and a reconciliation of the relationship relating to billing, collection and account maintenance such as aging, posting, error resolution, interest and fees payable hereunder, and mailing of statements in the ordinary course of FGI’s business. All of the foregoing shall be in a format, and in such detail, as FGI, in its reasonable discretion, deems appropriate. Furthermore, FGI’s books and records shall be admissible as evidence without objection as prima facie evidence of the status of the Purchased Accounts, non-purchased Accounts and the Reserve Account between FGI and Seller. Each statement, report, or accounting rendered or issued by FGI to Seller, if any, and all online information shall be deemed conclusively accurate and binding on Seller unless within thirty (30) days after the date of issuance or posting Seller notifies FGI to the contrary by registered or certified mail, setting forth with specificity the reasons why Seller believes such statement, report, or accounting is inaccurate, as well as what Seller believes to be correct amount(s) therefor. If FGI’s online website is not available for any reason whatsoever, FGI shall deliver copy of such statements to Seller. FGI’s failure to provide or Seller’s failure to receive such online access or statements shall not relieve Seller of Seller’s obligations under this Agreement or the responsibility of Seller to request such statement and Seller’s failure to do so shall nonetheless bind Seller to whatever FGI’s records would have reported.

(l) To the extent any overadvance is extended by FGI in its sole and absolute discretion, such overadvance shall be subject to such increases to the Applicable Interest Rate and additional terms and conditions set forth by FGI in its sole and absolute discretion. Such overadvance fee shall be due and payable regardless of whether FGI has accelerated the Obligations. Seller agrees that any overadvance fee payable to FGI is a reasonable estimate of FGI’s damages and is not a penalty.

Section 4. Seller’s Representations, Warranties and Covenants. Seller, as well as each of Seller’s principals and directors, represents, warrants and covenants, jointly and severally, to FGI that:

(a) Seller (i) is a corporation, duly incorporated and validly existing and in good standing under the laws of the state of incorporation or organization, as applicable, designated in the first paragraph of this Agreement, (ii) has the requisite corporate power and authority to operate its business and to own its property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where failure to so qualify would have a material adverse effect on such Seller. As of the date hereof, the organizational structure of Seller is as set forth in Schedule 4(a) attached hereto and Seller has no Affiliates other than those identified therein.

(b) The execution, delivery and performance by Seller of this Agreement does not and will not constitute a violation of any material law applicable to Seller, or a violation of Seller’s articles of incorporation, bylaws, or other organizational documents and does not and will not constitute any material breach of any other material document, agreement or instrument to which Seller is a party or by which Seller is bound.

(c) Seller has all requisite corporate power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement and all other documents, instruments and agreements executed in connection herewith. This Agreement is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(d) Immediately prior to the sale thereof, Seller will be the sole owner and holder of each of the Accounts described thereon and its Related Rights. Upon FGI’s purchase of an Account and its Related Rights, FGI shall become the sole owner and holder of such Purchased Account and Related Rights.

(e) At the time of sale to FGI hereunder, no Purchased Account or Related Rights shall have been previously sold or transferred or be subject to any lien, encumbrance, security interest or other claim of any kind of nature. Seller will not factor, sell, transfer, pledge or give a security interest or a lien in any of its Accounts or Related Rights to anyone other than FGI. There are and will be no Financing Statements on file in any public office covering any Collateral, any Purchased Accounts or their Related Rights except in favor of FGI or those statements now on file specifically listed on Schedule 4(e) attached hereto. Seller will not execute any security agreement, lien or authorize the filing of any Financing Statement in respect of any Collateral, any Purchased Accounts or their Related Rights in favor of any Person, except FGI, during the Term of this Agreement.

(f) The amount of each Purchased Account will, immediately prior to its sale to FGI pursuant hereto, be due and owing to Seller and represent a bona fide sale, delivery and acceptance of Goods or performance of services by Seller to or for an Account Debtor. The information regarding an Account on each Schedule of Accounts will be accurate. The terms for payment of each Purchased Account will be no greater than ninety (90) days from date of invoice and the payment of such Purchased Account will not be contingent upon the fulfillment by Seller of any further performance of any nature whatsoever. Each Account Debtor which is the obligor in respect of an Account that is listed on a Schedule of Accounts will, to the best of Seller’s knowledge, be solvent at the time Seller provides such Schedule to FGI.

(g) There are and shall be no set-offs, compensation, allowances, discounts, deductions, counterclaims, or disputes with respect to any Purchased Account, either at the time it is accepted by FGI or FGI or prior to the date it is to be paid. Seller shall inform FGI, in writing, immediately upon learning that there exists any Purchased Account which is subject to a Dispute. Seller shall accept no returns and shall grant no allowance or credit to any Account Debtor unless Seller provides written notice to FGI within two (2) business days after accepting such return or granting such allowance; provided, however, that in no event shall such return or allowance exceed 5% of the face value of an invoice greater than $2,500, and so long as the aggregate amount of returns accepted and allowances granted during the applicable week doesn’t exceed 10% of the aggregate amount of Accounts invoiced during that week, without FGI’s prior written consent. On the second business day of each calendar week, Seller shall provide to FGI, for each Account Debtor who is indebted on a Purchased Account, a weekly report in a form and substance satisfactory to FGI itemizing all such returns and allowances made during the previous week with respect such Purchased Account and at FGI’s option a check (or wire transfer) payable to FGI for the amount thereof or, in FGI’s sole and exclusive discretion, FGI may accept the issuance of a credit memo and charge same to the Reserve Account.

(h) Seller’s address, as set forth in any Application submitted to FGI, is and will be Seller’s mailing address, chief executive office, domicile, head office or registered office, principal place of business and the office where all of the books and records concerning the Purchased Accounts are and will be maintained, and which shall not be changed without giving thirty (30) days prior written notice to FGI. Seller will not change its name without giving thirty (30) days prior written notice to FGI.

(i) Seller shall maintain its books and records in accordance with GAAP and shall reflect on its books the absolute sale of the Purchased Accounts and their Related Rights to FGI. Seller shall furnish FGI, upon request, such information and statements as FGI shall request from time to time and at any time regarding Seller’s business affairs, financial condition and results of its operations. Without limiting the generality of the foregoing, Seller shall provide FGI, on or prior to the thirtieth (30th) day of each month, unaudited financial statements with respect to the prior month and, within one hundred and twenty (120) days after the end of each of Seller’s fiscal years, annual consolidated financial statements for it and its Affiliates that are consolidated with it, and such certificates relating to the foregoing as FGI may request including, a monthly certificate from the president of Seller stating that no Event of Default exists or if any Event of Default exists stating in detail the nature of each Event of Default. Seller will furnish to FGI upon request a current listing of all open and unpaid accounts payable and Accounts, and such other items of information that FGI may deem necessary or appropriate from time to time. Unless otherwise expressly provided herein or unless FGI otherwise consents, all financial statements and reports furnished to FGI hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP, consistently applied.

(j) Seller has filed and will file all material tax returns required to be filed in any jurisdiction where Seller conducts business and Seller has paid and will pay all taxes and governmental charges (including taxes and charges imposed with respect to any sale of Goods or provision of services) (unless contested in good faith) and furnish to FGI upon request satisfactory proof of payment and compliance with all federal, provincial, foreign and local tax requirements.

(k) There are, and at any time that Seller provides a Schedule of Accounts to FGI pursuant hereto there will be, no lawsuits against Seller involving amounts greater than $50,000 (or the equivalent thereof in any currency) except as disclosed in writing to FGI before the date hereof or the date of providing such Schedule, and Seller will promptly notify FGI of (i) the filing of any lawsuit against Seller involving amounts greater than $50,000 (or the equivalent thereof in any currency), and (ii) any attachment or any other legal process levied against Seller.

(l) The Application made or delivered by or on behalf of Seller in connection with this Agreement, and the statements made therein, are true and correct at the time that this Agreement is executed. There is no fact which Seller has not disclosed to FGI in writing which could reasonably be expected to materially adversely affect the properties, business, financial condition or prospects of Seller, or any of the Accounts or other Collateral, or which is necessary to disclose in order to keep the foregoing representations and warranties from being misleading.

(m) In no event shall the funds paid to Seller hereunder be used directly or indirectly for personal, family, household or agricultural purposes.

(n) Seller does, and will do, business under no trade or assumed names other than specifically listed on Schedule 4(n) attached hereto.

(o) Any invoice or written communication that Seller will send to FGI by facsimile transmission or email will be a duplicate of the original.

(p) Any electronic communication of data, whether by e-mail, tape, disk, or otherwise, that Seller remits or causes to be remitted to FGI shall be authentic and genuine.

(q) Seller has obtained and will obtain all material licenses, permits, franchises or other governmental authorizations necessary for the ownership of its property and for the conduct of its business.

(r) After giving effect to the transactions contemplated under this Agreement, Seller is and will be solvent, is and will be able to pay its debts as they become due, and has and will have capital sufficient to carry on its business and all businesses in which it is or will be about to engage, and now owns and will own property having a value both at fair valuation and at fair salable value greater than the amount required to pay Seller’s debts. Seller will not be rendered insolvent by the execution and delivery of this Agreement or by the transactions contemplated hereunder.

(s) Seller shall continue in the business presently operated by it using its reasonable best efforts to maintain its customers and goodwill.

(t) Seller shall deliver written notice to FGI promptly upon becoming aware of the existence of (i) any condition or event which constitutes a Default or Event of Default, specifying the nature and period of existence thereof and what action Seller is taking (and proposes to take) with respect thereto or (ii) any notice of default, oral or written, given to Seller by any creditor for indebtedness for borrowed money in excess of $75,000 (or the equivalent thereof in any currency).

(u) Seller shall permit any of FGI’s officers or other representatives to visit and inspect upon prior reasonable notice (absent the existence of an Event of Default) during normal business hours any of the locations of Seller, to examine and audit all of Seller’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent accountants all at Seller’s expense at the standard rates charged by FGI for such activities, plus FGI’s reasonable out-of-pocket expenses. All such expenses incurred shall be limited to $25,000 in the course of a year (unless an Event of Default then exists and is continuing in which case Seller shall reimburse FGI for reasonable out-of-pocket expenses for all visits).

(v) Seller agrees that, promptly upon becoming aware of any development or other information outside the ordinary course of business, excluding matters of a general economic, financial or political nature, which would reasonably be expected to have a material adverse effect on the properties, business, financial condition or prospects of Seller, it shall give to FGI telephonic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to FGI within 48 hours.

(w) Seller will promptly notify FGI in writing in the event that Seller becomes a party to or obtains any rights with respect to any Commercial Tort Claim. Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. As of the date hereof, Seller has no right to any Commercial Tort Claims. Seller shall execute and deliver to FGI all documents and/or agreements necessary to grant FGI a security interest and lien in such Commercial Tort Claim to secure the Obligations. Seller authorizes FGI to file (without Seller’s signature) Financing Statements as FGI deems necessary to perfect its security interest to third parties in any Commercial Tort Claim.

(x) Seller shall provide FGI with written notice of any letters of credit for which Seller is the beneficiary. Seller shall execute and deliver (or cause to be executed or delivered) to FGI all documents and agreements as FGI may require in order to obtain and perfect its security interest and its liens in the related Letter-of-Credit Rights.

(y) Seller shall not engage in any transaction or series of related transactions pursuant to which (A) a Person or group of Persons acquires (i) voting securities of Seller constituting greater than 50% of the issued and outstanding voting securities of Seller and/or entitling such Person or group to elect a majority of Seller’s board of directors (whether by merger, amalgamation, consolidation, recapitalization, division, conversion or otherwise) without the consent of FGI and which consent shall not be unreasonably withheld or delayed or (ii) all or substantially all of Seller’s assets determined on a consolidated basis, or (B) Seller is wound up, dissolved or liquidated or otherwise ceases to be in existence in the form as of the date hereof;

(z) Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Seller shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any Person without the consent of FGI and which consent shall not be unreasonably withheld or delayed.

(aa) Seller shall not, and shall not permit any other Credit Party, without FGI’s prior written consent: (i) declare or pay or make any forms of distribution or dividend to holders of Seller’s capital stock, membership interest or other equity interest or to any Limited Credit Parties; (ii) declare or pay any bonus compensation to its officers if a Default or Event of Default exists or would result from the payment thereof; or (iii) hereafter incur or become liable for any indebtedness.

(bb) Seller shall not, and shall not permit any other Credit Party, without FGI’s prior written consent, make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than any Affiliates (but excluding a Limited Credit Party) with which it is consolidated for accounting purposes and other than those in existence as of the date hereof.

(cc) Seller shall not, and shall not permit any other Credit Party without FGI’s prior written consent, to sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other similar transactions with, any of the Limited Credit Party or their affiliates.

(dd) Seller shall not use FGI’s name in connection with any of its business operations other than in connection with references to this Agreement. Nothing herein contained is intended to permit or authorize Seller to make any contract on behalf of FGI.

(ee) Seller shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Seller’s ability to perform under this Agreement, or under any other instrument, agreement or document to which Seller is a party or by which it is or may be bound.

(ff) Seller shall not amend any license agreements with respect to Inventory without the prior written consent of FGI and which consent shall not be unreasonably withheld or delayed.

(gg) Anti-Terrorism Law: Neither Seller nor any Affiliate of Seller is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. Neither Seller nor any Affiliate of Seller, or to Seller’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with this Agreement or other transactions hereunder, is a Blocked Person.

(hh) Perfection and Priority: This Agreement and the other Transaction Documents are effective to create in favor of FGI legal, valid and enforceable liens in all right, title and interest of Seller in the Collateral, and when financing statements have been filed in the offices of the applicable jurisdictions, Seller will have granted to FGI, and FGI will have perfected first priority liens in the Collateral, superior in right to any and all other liens, existing or future.

Section 5. Notice and Acquiescence of Purchase.

(a) Seller authorizes FGI to file, and Seller shall execute and deliver to FGI and/or file at such times and places as FGI may designate, such Financing Statements as are necessary or desirable to give notice of, and to perfect and maintain the perfection and priority of, FGI’s purchase of the Purchased Accounts and their Related Rights, including the notification of Account Debtors of the assignment in accordance with Section 7(a) and FGI’s security interest and lien in the Collateral as provided herein.

(b) Unless an Account Debtor is otherwise notified in accordance with Section 7(a), Seller shall include on all sales contract, purchase order and invoice for each Account a clear statement, in form and substance satisfactory to FGI, to the effect that the Account Debtor consents to and acquiesces in the assignment and transfer of the Account arising or evidenced thereunder by Seller to FGI. FGI confirms that the following is acceptable, any other language will have to be accepted by FGI: “The [Customer/Client] hereby acquiesce to the sale and assignment of this [contract/order/invoice] and all rights relating thereto to FGI”.

Section 6. Collateral.

(a) In order to secure the payment of all indebtedness and obligations of Seller to FGI (including the Obligations), Seller hereby grants to FGI a continuing mortgage, charge, assignment, pledge, security interest, and lien (collectively, “FGI’s Security”) in and upon all of Seller’s right, title and interest in and to all of the Collateral. Seller agrees to comply with all appropriate laws in order to perfect FGI’s security interest and its lien in and to the Collateral and to execute such documents as FGI may, from time to time, require and to deliver to FGI a list of all locations of its Inventory, Equipment and Goods. Seller shall provide written notice to FGI of any change in the locations at which it keeps its material Inventory, Equipment and Goods at least thirty (30) days prior to any such change. The occurrence of any Event of Default shall entitle FGI to all of the default rights and remedies (without limiting the other rights and remedies exercisable by FGI either prior or subsequent to an Event of Default) as are available to a secured party under the UCC in effect in any applicable jurisdiction.

Section 7. Collection.

(a) Seller shall notify all Account Debtors by a letter in the form of Schedule 7 attached hereto and take other necessary or appropriate means to insure that all of Seller’s Account(s), whether or not purchased by FGI, shall be paid directly to FGI at the remittance address or by the wire instructions set forth below. FGI shall have the right at any time, either before or after the occurrence of an Event of Default and without notice to Seller, to notify any or all Account Debtors of the assignment to FGI and to direct such Account Debtors to make payment of all amounts due or to become due to Seller directly to FGI. As to any Account proceeds that do not represent Purchased Accounts, and so long as no Event of Default has occurred, FGI shall be deemed to have received any such proceeds of Accounts as a pure pass-through for and on account of Seller; provided, however, FGI may retain, in its sole and absolute discretion, any such amounts as additional reserves in the Reserve Account. Unless otherwise required by FGI, all invoices of all of Seller’s Accounts shall plainly state on their face:

All amounts owing under this invoice have been assigned to Faunus Group International, Inc. d/b/a FGI Finance and all such amounts payable hereunder are payable to Faunus Group International, Inc. d/b/a FGI Finance at the remittance address or by the wire instructions set forth below (or to such other address or account as FGI may designate from time to time):

Wire Instructions:

Beneficiary: Bar Code Specialties
Credit Account #: 4010299559
SWIFT: CTZIUS33
ABA: 021313103
Bank: Citizens Bank
Bank Address: 1 Citizens Drive
Riverside RI, 02915

Beneficiary: Quest Marketing, Inc.
Credit Account #: 4010299567
SWIFT: CTZIUS33
ABA: 021313103
Bank: Citizens Bank
Bank Address: 1 Citizens Drive
Riverside RI, 02915

(b) FGI shall allow Seller to initiate the initial collection efforts and Seller shall do so diligently and using all commercial efforts. If Seller’s collection efforts are unsuccessful or if FGI is unsatisfied with the collection procedures used by Seller or its efforts or results, FGI, as the sole and absolute owner of the Purchased Accounts and their Related Rights, shall have the sole and exclusive power and authority to collect such Purchased Accounts and Related Rights, through legal action or otherwise, and FGI may, in its sole discretion, settle, compromise, or assign (in whole or in part) any of such Purchased Accounts and Related Rights, or otherwise exercise, to the maximum extent permitted by applicable law, any other right now existing or hereafter arising with respect to any of such Purchased Accounts and Related Rights.

(c) The terms and conditions set out in this Section 7 shall not amend or otherwise modify the obligations of Seller under Section 5 hereof.

Section 8. Payments Received by Seller. Should Seller receive payment of all or any portion of any Purchased Account or, after the occurrence and during the continuation of a Default, of any other Account, Seller shall immediately notify FGI in writing of the receipt of the payment, hold said payment in trust or as mandatary for FGI separate and apart from Seller’s own property and funds, and shall deliver said payment to FGI without delay in the identical form in which received with all necessary endorsements. Should Seller receive any check or other payment instrument with respect to a Purchased Account or, after the occurrence and during the continuation of a Default, with respect to any other Account, and fail to surrender and deliver to FGI said check or payment instrument on the second business day following the date of receipt by Seller, FGI shall be entitled to charge Seller a Misdirected Payment Fee to compensate FGI for the additional administrative expenses that the parties acknowledge is likely to be incurred as a result of such breach. In the event any Goods, the sale of which gave rise to a Purchased Account, are returned to or repossessed by Seller, such Goods shall be held by Seller in trust for FGI, separate and apart from Seller’s own property and subject to FGI’s sole direction and control.

Section 9. Power of Attorney. Seller grants to FGI an irrevocable power of attorney authorizing and permitting FGI, at its option, with or without notice to Seller to do any or all of the following in the Seller’s name or otherwise: (a) endorse the name of Seller on any checks or other evidences of payment whatsoever that may come into the possession of FGI regarding Purchased Accounts, their Related Rights or Collateral, including checks or other payment instruments received by FGI pursuant to Section 8 hereof; (b) upon the occurrence and during the continuance of an Event of Default, receive, open and dispose of any mail addressed to Seller and put FGI’s address on any statements mailed to Account Debtors; (c) subject to Section 7(b) and upon providing prior written notice to Seller, pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Purchased Accounts, their Related Rights or Collateral; (d) upon the occurrence of an Event of Default, notify in the name of the Seller, the U.S. Post Office and any other postal authorities to change the address for delivery of mail addressed to Seller to such address as FGI may designate; provided, however, that FGI shall turn over to Seller all such mail not relating to Purchased Accounts, their Related Rights or Collateral; (e) file any Financing Statements deemed necessary or appropriate by FGI to protect FGI’s interest in and to the Purchased Accounts, their Related Rights or Collateral, or under any provision of this Agreement; (f) upon the occurrence and during the continuance of an Event of Default, effect debits to any demand deposit or other deposit account that Seller maintains at any bank, trust company, savings and loan association, credit union, other financial institution or like organization for any sums due to or from the Seller under this Agreement; and (g) and upon the occurrence and during the continuance of an Event of Default, to do all other things necessary and proper in order to carry out this Agreement. The powers and authority granted to FGI herein are coupled with an interest and are irrevocable until this Agreement is terminated and all Obligations are fully satisfied.

Section 10. Default and Remedies. An Event of Default shall be deemed to have occurred hereunder and FGI may immediately exercise its rights and remedies with respect to the Collateral under this Agreement, at law, in equity, under statute and otherwise, upon the happening of one or more of the following: (a) Seller shall fail to pay as and when due any amount owed to FGI, unless such failure is due to an administrative or technical error or banking system disruption affecting the transfer of funds, which error is remedied within 3 business days; (b) (i) the commencement of any action for the dissolution, winding up or liquidation of Seller, or the commencement of any proceeding to avoid any transaction entered into by Seller, or the commencement of any case or proceeding for reorganization or liquidation of Seller or Seller’s debts under any federal, provincial, state or other bankruptcy or insolvency legislation or any other legislation, now or hereafter enacted, for the relief of debtors, whether instituted by or against Seller; provided, however, that Seller shall have thirty (30) days to obtain the dismissal or discharge of involuntary proceedings filed against it, provided further that such grace period will cease to apply if (x) an order, decree or judgment is granted or entered thereunder (whether or not entered or subject to appeal) against or with respect to Seller in the interim or (y) Seller files an answer admitting the material allegations of a petition or other material filed against it in any such proceeding, (ii) Seller makes or proposes in writing an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Seller, (iii) the appointment of a receiver, receiver and manager, liquidator, custodian, trustee or similar official or fiduciary for Seller or for Seller’s property, or (iv) any other Insolvency Proceeding is instituted by or against Seller; provided, however, that Seller shall have thirty (30) days to obtain the dismissal or discharge of involuntary proceedings filed against it, provided further that such grace period will cease to apply if (x) an order, decree or judgment is granted or entered thereunder (whether or not entered or subject to appeal) against or with respect to Seller in the interim or (y) Seller files an answer admitting the material allegations of a petition or other material filed against it in any such proceeding; (c) Seller shall become insolvent in that its debts are greater than the fair value of its assets, or Seller is generally not paying its debts as they become due; (d) any lien, garnishment, attachment or the like shall be issued against or shall attach to the Purchased Accounts, their Related Rights, the Collateral or any portion thereof and the same is not released within ten (10) days; (e) Seller suffers the entry against it for a final judgment for the payment of money in excess of $50,000 (or the equivalent thereof in any currency), unless the same is discharged within thirty (30) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; (f) Seller shall breach any covenant, other obligation, warranty or representation set forth herein and such breach continues for fifteen (15) days or any such warranty or representation shall be untrue when made; (g) any report, certificate, schedule, financial statement, profit and loss statement or other statement furnished by Seller, or by any other Person on behalf of Seller, to FGI is not true and correct in any material respect when so furnished; (h) Seller shall have a federal, provincial, state or other tax lien filed against any of its properties, or shall fail to pay any federal, provincial, state or other tax when due, or shall fail to file any federal, provincial, state or other tax form as and when due; (i) an Event of Default or Default has occurred or is continuing under the Canadian SASA; or (j) a material adverse change shall have occurred in Seller’s financial condition, business, operations or prospects. Upon the occurrence of an Event of Default, all obligations owing to FGI (including the Obligations) shall become immediately due and payable at the option of FGI (provided, that, upon the occurrence of an Event of Default under clause (b) above, all such amounts shall become immediately due and payable without further notice or demand) and FGI shall be entitled to all rights it has by law as a secured creditor, including as to any form of equitable relief that may be appropriately obtained through legal process without having to establish any inadequate remedy at law or other grounds other than to establish that its Collateral is subject to being improperly used, moved, dissipated or withheld from FGI. All post-judgment interest shall bear interest at the greater of the contract rate and 18% per annum.

Section 11. Cumulative Rights; Waivers. All rights, remedies and powers granted to FGI in this Agreement, or in any other instrument or agreement given by Seller to FGI or otherwise available to FGI in equity, at law, by statute or otherwise, are cumulative and may be exercised singularly or concurrently with such other rights as FGI may have. These rights may be exercised from time to time as to all or any part of the Purchased Accounts and their Related Rights or the Collateral as FGI in its sole and absolute discretion may determine. FGI will not be held to have waived its rights and remedies unless the waiver is in writing and signed by FGI. A waiver by FGI of a right, remedy or default under this Agreement on one occasion is not a waiver of any right, remedy or default on any subsequent occasion. Any failure by FGI to exercise, or any delay by FGI in exercising, any right shall not in any manner impair the subsequent exercise by FGI of any of its rights.

Section 12. Notices. Any notice or communication with respect to this Agreement shall be given in writing, sent by (i) personal delivery, or (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, or (iv) facsimile or email, addressed to each party hereto at its address set forth below or to such other address or to the attention of such other person as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of facsimile, upon receipt.

Faunus Group International, Inc.	Quest Marketing, Inc.
80 Broad Street	860 Conger Street
22nd Floor	Eugene, OR 97402
New York, NY 10004
Fax: (212) 248-3404
Bar Code Specialties, Inc.
860 Conger Street
Eugene, OR 97402

Section 13. Term. Subject to the last sentence of this Section 13, the Original Term of this Agreement shall be thirty-six (36) months from the date of this Agreement, which shall thereafter be extended automatically for additional one (1) year terms after the termination of the Original Term and each automatic extension unless written notice of termination is given by one party hereto to the other party hereto at least forty-five (45) days, but not more than ninety (90) days, prior to the end of the Original Term or any extension thereof. Any such notice of termination, however, and notwithstanding payment in full of all Obligations by Seller, is conditioned on Seller’s delivery, to FGI, of a general release in a form reasonably satisfactory to FGI. Seller understands that this provision constitutes a waiver of its rights under § 9-513 of the UCC. FGI shall not be required to record any terminations or satisfactions of any of FGI’s liens on the Collateral unless and until Seller has executed and delivered to FGI said general release and Seller shall have no authority to do so without FGI’s express written consent. Upon (i) the termination of this Agreement, (ii) the payment in full of all Obligations by Seller and (iii) Seller’s delivery to FGI of said general release, FGI shall cause any Purchased Accounts to be assigned back to Seller without representation or warranty pursuant to documentation acceptable to FGI within a commercially reasonable period but not exceeding forty-five (45) calendar days after a written request for reassignment of such Purchased Accounts has been delivered to FGI. In the event Seller terminates this Agreement within the first 18 months following the commencement of this Agreement, Seller shall also pay to FGI an early Termination Fee in the amount of 3.00% of the Facility Amount. In the event that Seller terminates this Agreement after the first 18 months, but prior to the end of the Original Term or during the Extended Term, Seller shall pay to FGI an early Termination Fee in the amount of 1.50% of the Facility Amount. Any termination of this Agreement shall not affect FGI’s security interest and hypothec in the Collateral and FGI’s ownership of the Purchased Accounts, or other selected rights, and this Agreement shall continue to be effective, until all transactions entered into and obligations incurred hereunder have been completed and satisfied in full. Notwithstanding anything to the contrary, and assuming no default by Seller in which event FGI may terminate without notice, FGI may terminate this Agreement at any time by giving not less than sixty (60) days’ notice, in which event Seller shall not be obligated to pay any Termination Fee. No Termination Fee will be due if FGI, within its rights under this Agreement, increases the Reserve Percentage to an amount greater than forty percent (40%) for a period of more than 30 consecutive days and Seller notifies FGI of its intent to terminate this Agreement no later than 10 days after the end of such 30 day period.

Section 14. Expenses. Upon execution of this Agreement, and from time to time thereafter, Seller will pay upon demand of FGI all costs, fees and reasonable expenses of FGI in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement and the documents and instruments referred to herein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, including search and registration costs, the reasonable fees, expenses and disbursements of counsel for FGI, reasonable charges of any expert or consultant to FGI and reimbursement for premiums incurred by FGI to insure against nonpayment of the Accounts or other insurable losses to the Collateral, (ii) the enforcement of FGI’s rights hereunder, or the collection of any payments owing from Seller under this Agreement or the protection, preservation or defense of the rights of FGI hereunder or with respect to the Collateral, (iii) the enforcement of FGI’s rights with respect to any of the Collateral, any Purchased Accounts or any of their Related Rights, including the collection of any payments owing from any Account Debtors with respect to any Accounts (including the reasonable fees, expenses and disbursements of counsel for FGI), and (iv) any refinancing or restructuring of the arrangements provided under this Agreement in the nature of a “work-out” or of any Insolvency Proceedings, or otherwise (including the reasonable fees and disbursements of counsel for FGI). Seller hereby authorizes FGI, at FGI’s sole discretion, to charge such fees, costs and expenses, and all other Obligations, to the Reserve Account or Seller may make demand therefor.

Section 15. Indemnity. Seller releases and shall indemnify, defend and hold harmless FGI and its respective officers, shareholders, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Seller under, pursuant to or related to this Agreement, (ii) Seller’s breach or violation of any representation, warranty, covenant or agreement contained in this Agreement, (iii) Seller’s failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, provincial, state, local or other, or court or administrative orders or decrees, (iv) any claim by any third party, including any other creditor of Seller, against FGI arising out of any transaction whether hereunder or in any way related to this Agreement and (v) all costs, expenses, fines, penalties or other damages resulting from any of the foregoing, except to the extent resulting solely from acts or conduct of FGI constituting willful misconduct or gross negligence.

Section 16. Severability. Each and every provision, condition, covenant and representation contained in this Agreement is, and shall be construed to be, a separate and independent covenant and agreement. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby.

Section 17. Parties in Interest. All grants, covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Seller may not delegate or assign any of its rights, duties or obligations under this Agreement without the prior written consent of FGI. FGI reserves the right to assign its rights and obligations under this Agreement in whole or in part to any Person.

Section 18. Governing Law: Submission to Process and Venue. This Agreement shall be deemed a contract made under the laws of the State of New York and shall be construed and enforced, along with all matters arising hereunder or related hereto, in accordance with and governed by the internal laws of the State of New York, without reference to the rules thereof relating to conflicts of law, except with respect to the lien created herein which shall be governed by the laws of the Province of Quebec and the federal laws applicable therein. Seller hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts located in New York, and agrees and consents that service of process may be made upon it in any legal proceeding relating to this Agreement, the purchase of Accounts or any other relationship between FGI and Seller by any means allowed under provincial, state or federal law. Any legal proceeding arising out of or in any way related to this agreement, the purchase of Accounts or any other relationship between FGI and Seller may be brought and litigated in any of the state or federal courts located in the State of New York in any county in which FGI has a business location, the selection of which shall be in the exclusive discretion of FGI. Seller hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, that any such proceeding is brought in any inconvenient forum or that the venue thereof is improper.

Section 19. Complete Agreement. This Agreement, the written documents executed pursuant to this Agreement, if any, and any acknowledgment delivered in connection herewith set forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated herein and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

Section 20. Miscellaneous.

(a) Seller acknowledges that there is no fiduciary relationship between FGI and Seller created by this Agreement, and Seller waives any right to assert, now or in the future, the existence or creation of any fiduciary relationship between FGI and Seller with respect to this Agreement in any action or proceeding (whether by way of claim, counterclaim, crossclaim or otherwise) for damages.

(b) This Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor-in-possession in any Insolvency Proceeding without FGI’s express written consent and may be suspended in the event a petition in bankruptcy is filed by or against Seller or Seller is subject to any other Insolvency Proceeding.

(c) In the event Seller’s principals, officers or directors form a new entity, whether a corporation, partnership, limited liability company or otherwise, similar to that of Seller during the Term of this Agreement and in connection with such action transfer assets constituting Collateral from Seller to such entity, such entity shall be deemed to have expressly assumed the obligations due FGI by Seller under this Agreement. Upon the formation of any such entity and the transfer of such assets constituting Collateral, FGI shall be deemed to have been granted an irrevocable power of attorney with authority to execute, on behalf of the newly formed successor business, a new Financing Statement and have it filed with the appropriate governmental office. FGI shall be held harmless and be relieved of any liability as a result of the resulting perfection of a lien or security interest in any of the successor entity’s assets. In addition, FGI shall have the right to notify the successor entity’s Account Debtors of FGI’s lien and other rights, to collect all Accounts, and to notify any lender or other secured party who has sought to procure a competing lien or security interest or lien of FGI’s rights in such successor entity’s assets.

(d) Seller expressly authorizes FGI to access the systems of and/or communicate with any third party with respect to the status of any Goods relating to a Purchased Account, including warehousemen, bailees, and shipping or trucking companies, in order to obtain or verify tracking, shipment or delivery status of any Goods relating to a Purchased Account.

(e) Seller acknowledges that the duty to accurately complete each Schedule of Accounts is critical to this Agreement and as such all obligations with respect thereto must be fulfilled by an authorized representative of Seller.

(f) Seller shall indemnify and save FGI harmless from any loss arising out of the assertion of any Avoidance Claim. Seller shall notify FGI within two business days of it becoming aware of the assertion of an Avoidance Claim.

(g) Seller agrees to execute any and all forms that FGI may reasonably require in order to enable FGI to obtain and receive tax information maintained by the federal or any provincial government of Canada or any agency thereof, or to receive refund checks.

(h) Seller will cooperate with FGI in obtaining a control agreement in form and substance satisfactory to FGI with respect to Collateral consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights and /or electronic Chattel Paper.

(i) Whenever Seller shall be required to make any payment, or perform any act, on a day which is not a business day, such payment may be made, or such act may be performed, on the next succeeding business day. Time is of the essence as to Seller’s performance under all provisions of this Agreement and all related agreements and documents.

(j) All warranties, representations, agreements, and covenants made by Seller herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by FGI regardless of any investigation made by FGI or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of FGI shall constitute warranties and representations by Seller hereunder. Except as otherwise expressly provided herein, all covenants and agreements made by Seller hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement shall survive the termination of this Agreement and payment of the Obligations.

(k) FGI, upon prior written consent of the Sellers, shall have the right to announce and publicize the arrangement established hereunder, as it deems appropriate, by means and media selected by FGI. Such publication may include all pertinent information relating to such arrangement. The form and content of the published information shall be in the sole discretion of FGI and shall be considered the sole and exclusive property of FGI. All expenses related to publicizing such arrangement shall be the sole responsibility of FGI.

Section 21. Waiver of Jury Trial, Punitive and Consequential Damages, Etc. Seller and FGI hereby irrevocably waive any right either may have to a trial by jury in respect of any litigation directly or indirectly at any time arising out of, under or in connection with this Agreement or any transaction contemplated hereby or associated herewith. Seller and FGI each irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages and Seller hereby releases and exculpates FGI, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for gross negligence or willful misconduct. Seller certifies that no party hereto nor any representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers. Seller acknowledges that FGI has been induced to enter into this Agreement and the transactions contemplated hereby, in part, as a result of the waivers and certifications contained in this Section.

Section 22. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Seller may not transfer, assign or delegate any of its rights, duties or obligations hereunder. Seller acknowledges and agrees that FGI may at any time, and from time to time, (a) sell participating interests in FGI’s rights hereunder, and (b) otherwise sell, transfer, or assign FGI’s rights and obligations hereunder. No rights are intended to be created hereunder, or under any related agreements or documents, for the benefit of any third party donee, creditor or incidental beneficiary of Seller. Nothing contained in this Agreement shall be construed as a delegation to FGI of Seller’s duty of performance, including, without limitation, Seller’s duties under any Account or contract with any other Person.

Section 23. Delivery by Electronic Means. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by electronic means, including by means of unalterable files attached to e-mail communications or by facsimile, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defence.

Section 24. Taxes and Set-off. All payments to be made by Seller hereunder shall be made without set-off, compensation, deduction or counterclaim and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever. If at any time any applicable law requires Seller to make any such deduction or withholding from any such payment, the sum due from Seller with respect to such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, FGI receives a net sum equal to the sum which FGI would have received had no deduction or withholding been required.

Section 25. Foreign Currency. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other agreement between Seller and FGI, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or such other agreement in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the business day (in New York, New York) before the day on which judgment is given. In this Section 25, “rate of exchange” means the rate at which FGI is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its office in New York, New York. In the event that there is a change in the rate of exchange prevailing between such business day and the date of receipt by FGI of the amount due, Seller will, on the date of receipt by FGI, pay FGI such additional amount, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by FGI on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by it is the amount then due under this Agreement or such other agreement in the Currency Due. If the amount of the Currency Due which FGI is so able to purchase is less than the amount of the Currency Due originally due to it, Seller shall indemnify and save FGI harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and any such other agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by FGI from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any such other agreement or under any judgment or order.

Section 26. Currency Risk.

(a) Seller acknowledges that, at Seller’s request, FGI may make Advances and other payments to Seller hereunder or in connection herewith in one or more currencies other than U.S. Dollars (each such other currency, a “Foreign Currency”). Seller hereby agrees to reimburse FGI, on demand, for all reasonable fees, charges and other expenses, including currency exchange fees and charges, that FGI may pay or otherwise incur in connection with (i) the purchase of any such Foreign Currency with U.S. Dollars or (ii) the purchase of U.S. Dollars with any amount FGI receives in a Foreign Currency from Seller or any other Person under, pursuant to or in respect of this Agreement, any related agreement, any Purchased Account, any Related Rights or any Collateral.

(b) Seller agrees that it will, on demand, indemnify and save FGI harmless in respect of any loss (a “Foreign Exchange Loss”) that FGI may incur or suffer as a result of (i) FGI purchasing any amount in a Foreign Currency with U.S. Dollars in connection with enabling FGI to advance or pay such amount to or for the credit of Seller as contemplated by this Agreement, (ii) FGI purchasing any amount in U.S. Dollars with any Foreign Currency that FGI may receive in connection with this Agreement and (iii) there having occurred any change in applicable rates of exchange in relation to U.S. Dollars and any Foreign Currency on or after the date hereof (and whether before or after the end of the Term). In particular, but without in any way limiting the generality of the preceding sentence, Seller agrees that, if (x) on any day (the “Purchase Date”) FGI purchases with U.S. Dollars an amount in a Foreign Currency for the purpose of paying such amount in such Foreign Currency to or for the benefit of Seller pursuant hereto, (y) FGI thereafter receives an amount in any Foreign Currency from Seller or any other Person under, pursuant to or in respect of this Agreement, any related agreement, any Purchased Account, any Related Rights or any Collateral, and (z) there has occurred a change in any applicable rate of exchange following the Purchase Date, Seller will, on demand, pay FGI such additional amount (whether in U.S. Dollars or a Foreign Currency) as FGI, in its discretion, believes is desirable to help ensure that the amounts so received by and paid to FGI, assuming that any such amount received or paid in a Foreign Currency is converted into U.S. Dollars at the rate of exchange prevailing on the date so received by or paid to FGI, will be sufficient to ensure that FGI will not suffer a Foreign Exchange Loss as a result of such matters or transactions. For the purpose of this Section 25, “rate of exchange” means the rate at which FGI is able, on any particular relevant date, to purchase U.S. Dollars with a particular Foreign Currency in accordance with its normal practice at its office in New York, New York.

(c) A certificate of FGI setting forth the amount or amounts to be paid to FGI pursuant to this Section 26, together with a brief calculation thereof, shall be sent to Seller and shall be conclusive absent manifest error. In preparing any such certificate, FGI shall be entitled to use averages and make reasonable estimates, and shall not be required to match or isolate particular transactions or payments. Seller shall pay FGI the amount shown as due by Seller on any such certificate within 10 days after receipt thereof by Seller.

Section 27. Interpretation of Agreement. The parties hereto acknowledge and agree that this Agreement and the agreements or instruments entered into in connection herewith have been negotiated at arm’s-length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement or in such agreements or instruments. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement or the agreements or instruments entered into in connection herewith against the party that has drafted it is not applicable and is waived. The provisions of this Agreement and the agreements and instruments entered into in connection herewith shall be interpreted in a reasonable manner to effect the intent of the parties as set forth herein or therein.

Section 28. Joint and Several Obligations. Each Seller shall be jointly and severally liable for the Obligations.

SIGNATURES ON FOLLOWING PAGE

In Witness Whereof, the parties have set their hands and seals on the day and year first hereinabove written.

FAUNUS GROUP INTERNATIONAL, INC.

By:	/s/ David DiPiero
Name:	David DiPiero
Title:	Chief Executive Officer

QUEST MARKETING INC.

By:	/s/ Tom Miller
Name:	Tom Miller
Title:	Chief Executive Officer

BAR CODE SPECIALTIES, INC.

By:	/s/ Tom Miller
Name:	Tom Miller
Title:	Chief Executive Officer

Schedule of Accounts Sold/Bill of Sale

Client’s Name:	Schedule Number ___________

Page ____ of _____	Date ______ 20__

Invoice Date	Invoice Number	Name of Account Debtor	Location	Invoice Amount

ASSIGNMENT:

KNOW ALL MEN BY THESE PRESENTS that the undersigned for value received has sold, transferred and assigned and does hereby sell, transfer and assign to Faunus Group International, Inc. (the “Buyer”), its successors and assigns, in accordance with the provisions of that certain Sale of Accounts and Security Agreement heretofore duly executed and delivered by the undersigned and duly accepted by the Buyer, and any amendments thereto (the “Agreement”), all of the undersigned’s right, title and interest in and to each account receivable (an “Account”) arising in connection with the goods or services whose sale gave rise to the invoices listed hereon, and the Related Rights (as that term is defined in the Agreement) in respect of each Account, including without limitation all of the undersigned’s right of stoppage in transit, replevin and reclamation as an unpaid vendor. Each Account is made a part hereof as if attached or incorporated herein for the specific terms, conditions, provisions and description thereof.

For the purpose of inducing the Buyer to purchase the Accounts, the undersigned hereby reaffirms all representations and warranties under the Agreement applicable to the Accounts and the related account debtors. In the event of any breach of any such representation or warranty, the Buyer, its successors and assigns, shall have such rights, inter alia, as are provided in the Agreement.

The undersigned warrants and represents that, with respect to each Account described above, since the last sale of Accounts by the undersigned to the Buyer, no merchandise has been returned or rejected, and no defense, dispute, claim, offset, compensation or counterclaim has developed or has been asserted, in any case with respect to any Account heretofore sold, transferred and assigned by the undersigned to the Buyer, which has not been or is not contemporaneously being reported in writing by the undersigned to the Buyer.

in witness whereof, the undersigned has duly executed this Assignment under the hand of its officer(s) duly authorised in that regard this __ day of _____________, 20___.

Quest Solution Inc.

By:		Print Name:	Title:
(Signature)

Schedule 4(a)

Organizational Structure

●	Quest Solution, Inc. (DE C-corp), parent company

●	Quest Marketing, Inc. (OR, C-Corp), 100% owned subsidiary

●	Bar Code Specialties, Inc. (CA, C-Corp), 100% owned subsidiary

Schedule 4(e)

Financing Statements

●	UCC-1 #14-7438889820 filed 12/03/2014 with Wells Fargo Bank, National Association as secured party.

Schedule 4(n)

Trade and Assumed Names

●	Quest Marketing, Inc.

●	Quest Solution, Inc.

●	Bar Code Specialties, Inc.

Schedule 7

Form of Notification Letter

[on the letterhead paper of Quest Solution Inc.]

Ladies and Gentlemen:

We are pleased to advise that to enable us to better service our customers, we have assigned all of our invoices issued to you to FGI Finance (“FGI”).

To the extent that you are now indebted or may in the future become indebted to us on an account (i.e., invoices) or a general intangible, payment thereof is to be delivered and made payable only to account listed below. Payment in any other way will not constitute payment and will not discharge your obligation.

All amounts have been assigned to FGI Finance and all such amounts payable hereunder are payable to the below:

For Accounts in US Dollars:

Pay through our corresponding bank:

This letter may only be revoked by a writing signed by one of FGI’s officers whose signature may only be relied on if acknowledged before a notary public.

Please sign and fax a copy of this letter to FGI at +01 212 248 3405 or email us at notification@fgiww.com to verify your receipt and acceptance.

Thank you.

Very truly yours,

[Quest Solution Inc.]	ASSIGNMENT CONFIRMED:

Company:

By:	Signature:

Title:	Print Name:

Title:

Date: